Exhibit 99.1

Legacy Housing Corporation Provides Update on Delayed SEC Filings and Guidance for the First Half of 2022

August 16, 2022

BEDFORD, Texas, - Legacy Housing Corporation (the "Company” or “Legacy", NASDAQ: LEGH) is committed to regaining compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission. As part of that commitment, Legacy provides the following updates:

◾	Legacy filed its Form 10-K for the year ended December 31, 2021 on August 3, 2022.
◾	On August 5, 2022, the Audit Committee of the Board of Directors of Legacy dismissed Weaver and Tidwell, LLP and approved the appointment of Daszkal Bolton LLP as the Company’s new independent registered public accounting firm.
◾	The Company anticipates filing its Form 10-Q1 and Form 10-Q2 by late September 2022.

Duncan Bates, President and Chief Executive Officer, stated: “I am excited about the progress our team has made this summer toward regaining NASDAQ compliance and ensuring timely and accurate financial reporting in the future. We have hired several key accounting and internal audit personnel and continue to refine our policies and procedures.”

First Half of 2022 Guidance

Legacy’s team is working diligently to file its Form 10-Q1 and Form 10-Q2 as soon as possible. In the meantime, the Company announces the following unadjusted earnings guidance for the six months ended June 30, 2022:

◾	Revenues of $120 million to $122 million.
◾	Income before taxes of $37 million to $39 million.

Curt Hodgson, Executive Chairman of Legacy, added: “Despite the accounting distractions, Legacy continues to perform well in a challenging commodity and labor market environment. I look forward to moving past this frustrating chapter and working with Kenny and Duncan to grow the business and create value for our shareholders.”

About Legacy Housing Corporation

Legacy builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the sixth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:
Shane Allred, (817) 799-4900
investors@legacyhousingcorp.com

or

Investor Inquiries:
Duncan Bates, (817) 799-4837
duncanbates@legacyhousingcorp.com

Media Inquiries:
Kira Hovancik, (817) 799-4905
pr@legacyhousingcorp.com